Exhibit 10(f)*
AMENDMENT NO. 1
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), effective June 30, 2016, is made to that certain Employment Agreement dated November 28, 2012 by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Steven Spiegel (the “Executive”) (the “Employment Agreement”).
In consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree as follows:
1.    EXTENSION OF REIMBURSEMENT FOR COMMUTING EXPENSES. Section 4(f) of the Employment Agreement is amended and restated in its entirety to read:
f) Commuting Expenses. The Corporation shall reimburse the Executive for the actual airfare and other travel expenses for one round trip by the Executive from Chicago, Illinois to Minneapolis, Minnesota for each week during which such travel is completed during the Executive’s Employment Period, provided such travel arrangements are made in accordance with the Corporation’s travel policies and procedures, and provided that such commuting expense reimbursement obligation shall cease upon the earlier of (i) December 31, 2016 or (ii) any such time as the Executive moves his permanent residence to Minneapolis, Minnesota. The Corporation’s relocation reimbursement obligations under this Section 4(f) are subject to any withholdings required under applicable law and the Executive’s submission of appropriate receipts, and do not include any reimbursement for any commuting expenses not specifically identified in this Section 4(f).

2.    NO OTHER CHANGES. Except as set forth herein, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Employment Agreement, effective as of the date first set forth above.

REGIS CORPORATION

/s/ Dan Hanrahan
By: Dan Hanrahan
Its: CEO

/s/ Steven Spiegel
Steven Spiegel

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